Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Vital Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Vital Products, Inc.

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on July 30, 2010 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is:

        "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is: one hundred and one million (101,000,000) shares, consisting of a class of one hundred million (100,000,000) shares of Common Stock, par value $0.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

        The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series.

        The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of shares that will comprise each series.
        For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

        (a)  The rate and manner of payment of dividends, if any;

        (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

        (c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

        (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

        (e) The terms and conditions, if any, on which shares may be converted or exchanged;

        (f)  Voting rights, if any; and

        (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

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        Upon the Certificate of Amendment to the Certificate of Incorporation
        becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), every one thousand issued and outstanding shares of the Corporation will be combined into and automatically become one outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation.

        No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock."

4. The preceding paragraph of the Certificate of Amendment is corrected to read as follows:

        "FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is: one billion and one million (1,001,000,000) shares, consisting of a class of one billion (1,000,000,000) shares of Common Stock, par value $0.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

        The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series.

        The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of shares that will comprise each series. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

        (a)  The rate and manner of payment of dividends, if any;

        (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

        (c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

        (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

        (e) The terms and conditions, if any, on which shares may be converted or exchanged;

        (f)  Voting rights, if any; and

        (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

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        Upon the Certificate of Amendment to the Certificate of Incorporation
        becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), every one thousand issued and outstanding shares of the Corporation will be combined into and automatically become one outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation.

        No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock."


IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this nineteenth day of August, A.D. 2010.


                                                By:  /s/ Michael Levine
                                                ------------------------------
                                                Name:    Michael Levine

                                                Title: Chief Executive Officer

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